EXHIBIT 99.1

News Release	For immediate release

Zix Corporation Announces New Executive Appointments

Brad Almond appointed VP and chief financial officer, Daniel Sands, M.D. appointed VP and chief medical officer

DALLAS — April 1, 2004 — Zix Corporation (ZixCorp™), (Nasdaq: ZIXI), a global provider of e-messaging protection and transaction services, today announced the following appointments: Brad Almond has been promoted to the position of vice president finance and administration and chief financial officer. Daniel Sands, M.D., has joined ZixCorp as vice president and chief medical officer. Sands will report to Daniel Nutkis, who has been promoted to executive vice president and chief strategy officer.

“These appointments are part of our continuing strategy to shape and organize our company with the resources we need to capitalize on the growth and opportunity we see in the market,” said John A. Ryan, chairman and chief executive officer for ZixCorp. “Each appointment is a key part of our management growth plan.

“Brad Almond’s business skills coupled with his strong background in auditing and corporate finance in high-growth environments are the perfect mix for the top finance post. Dan Nutkis’ market-leading expertise of the strategic landscape and marketplace dynamics will ensure we stay on the right path and a step ahead. Daniel Sands is an internationally recognized leader in the area of clinical computing and patient and clinician empowerment through the use of computer technology. With Dr. Sands’ appointment to the post of chief medical officer, I can’t think of a better background to assist the company in its development of services to enhance physician-to-patient capabilities and efficiency.”

In addition, the company announced that Steve York, ZixCorp’s current senior vice president, chief financial officer and treasurer, will assist the company in a consulting capacity for the next six months. Ryan added, “For 14 years, Steve has been a consistent executive presence for the many changes the company has experienced. The company appreciates his many contributions and we wish him well in his future endeavors.”

New Appointments’ Backgrounds
Bradley C. Almond
Almond has a bachelor’s in business administration in accounting from Texas A&M University, a master’s in business administration from the University of Texas at Austin and a Master of Arts from the University of Texas at Dallas. Almond is a Certified Public Accountant and his career includes auditing at KPMG Peat Marwick in Houston, Texas; management positions in corporate

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www.zixcorp.com 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070

Zix Corporation Announces New Executive Appointments	Page 2 of 2

finance, strategic planning, and operations at Nortel in Dallas, Texas, and Paris, France; and vice president of sales operations and finance at Entrust Inc., in the Dallas headquarters. He recently completed a two-year assignment in Japan where he was the president of Entrust Japan as well as general manager for Entrust Asia and Latin America. Almond also has extensive experience in building financial and process tools in high-growth companies.

Daniel Z. Sands, M.D., MPH
Sands is the clinical systems integration architect at Beth Israel Deaconess Medical Center in Boston, Massachusetts, where he has worked since 1991. He earned his baccalaureate at Brown University, medical degree at Ohio State University, and a master’s degree at Harvard School of Public Health. He did residency training at Boston City Hospital and an informatics fellowship at Beth Israel Deaconess Medical Center. He is an Assistant Professor of Medicine at Harvard Medical School and is a primary care internist who uses computers extensively in his practice. In 1998, Dr. Sands received the President’s Award from the American Medical Informatics Association in recognition of his leadership in co-authoring the first national guidelines for the use of email in patient care. In 2003, he was elected to the American College of Medical Informatics and was granted an IT Innovator Award by Healthcare Informatics magazine for his leadership in advancing electronic patient-centered communication.

Daniel S. Nutkis
Nutkis joined ZixCorp in February 2002 as vice president, strategy and products. Prior, he was a consultant to PricewaterhouseCoopers LLP in 2001, serving as head of healthcare for the firm’s subsidiary, beTRUSTed. In January 2000, he founded (and served as chief executive officer of) Medtegrity Inc., a provider of healthcare industry-accepted identification, authentication, security, and privacy services. In 1999, Nutkis was chairman of the Odin Group, a healthcare information technology research firm. Nutkis also worked at Ernst & Young LLP for over ten years where he held many positions, including national director of the firm’s Health Care Emerging Technology practice, and chief executive officer of ConnectedHealth.Net, one of the firm’s knowledge management subsidiaries.

About Zix Corporation
Zix Corporation (ZixCorp™) is a global provider of e-messaging protection and transaction services. ZixCorp offers a range of solutions to protect organizations from viruses, spam, and electronic attack, as well as enabling secure electronic communications, such as email encryption and e-prescribing. ZixCorp helps organizations of any size to streamline operations, mitigate risks, and leverage the efficiencies of e-messaging. For more information, visit www.zixcorp.com.

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ZixCorp Contacts:
Media: Amy Liakos (214) 515-7338, aliakos@zixcorp.com
Investor: Brad Almond (214) 515-7357, balmond@zixcorp.com

www.zixcorp.com 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070